Exhibit (a)(1)(F)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.     Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account		Give the SOCIAL SECURITY number of—
1.	Individual	The individual

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor—trustee(1)

	b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)

5.	Sole proprietorship or single member limited liability company (“LLC”) owned by an individual	The owner(3)

For this type of account		Give the EMPLOYER IDENTIFICATION number of—
6.	Single member LLC owned other than by an individual	The owner

7.	A valid trust, estate, or pension trust	The legal entity(4)

8.	Corporate or LLC electing corporate status on IRS Form 8832	The corporation

9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10.	Partnership (including a multi-member LLC treated as a partnership)	The partnership

11.	A broker or registered nominee	The broker or nominee

12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:    If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Card (for individuals), or Form SS-4, Application for Employer Identification Number (for business and all other entities), or Form W-7, Application for Individual Taxpayer Identification Number (for alien individuals required to file U.S. tax returns) and apply for a number. You may obtain these forms at an office of the Social Security Administration or from the IRS web site at www.irs.gov.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).
•	The United States or any agency or instrumentality thereof.
•	A state, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
•	An international organization or any agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

•	A financial institution.
•	A corporation.
•	A dealer in securities or commodities required to register in the U.S., the District of Columbia, or a possession of the U.S.
•	A real estate investment trust.
•	A common trust fund operated by a bank under section 584(a).
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A foreign central bank of issue.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under section 664 or described in section 4947.

Exempt payees described above should complete and return a Substitute Form W-9 to avoid possible erroneous backup withholding. EXEMPT PAYEES SHOULD COMPLETE THE SUBSTITUTE FORM W-9, CHECK THE “EXEMPT FROM BACKUP WITHHOLDING” BOX, SIGN AND DATE THE FORM, AND RETURN THE FORM WITH THIS LETTER OF TRANSMITTAL.

If you are a nonresident alien or foreign entity not subject to backup withholding, please complete, sign and return an appropriate Form W-8 (which may be obtained from the Information Agent or on the IRS website at www.irs.gov) to establish your exemption from backup withholding.

In general, payments that are not subject to information reporting are not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N, and their regulations.

Privacy Act Notice.—Section 6109 requires you to give taxpayer identification numbers to payers who must file an information return with the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)  Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)  Civil Penalty for False Statements with Respect to Withholding.—If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a penalty of $500.

(3)  Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX ADVISOR OR THE IRS.